Exhibit 8.2
July 26, 2007
Banco Macro S.A.
Sarmiento 447
Buenos Aires—C104AA1
Argentina
Ladies & Gentlemen:
     We are acting as Argentine counsel to Banco Macro S.A., a sociedad anonima organized under the laws of Argentina (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form F-4 (the “Registration Statement”) relating to the offer to exchange (the “Exchange Offer”) the Company’s outstanding unregistered $150,000,000 aggregate principal amount of 9.75% Senior Notes due 2036, Series A (the “Outstanding Notes”) for a like principal amount of the Company’s 9.75% Senior Notes due 2036, Series B (the “Exchange Notes”) that will be registered under the Securities Act, all as set forth in the prospectus forming a part of the Registration Statement (the “Prospectus”).
     The Exchange Notes will be issued under the indenture dated December 18, 2006 (the “Indenture”), among the Company, HSBC Bank (USA), National Association, as trustee, co-registrar, principal paying agent and transfer agent (“HSBC Bank USA” or the “Trustee”), and HSBC Bank Argentina S.A., as registrar, paying agent, transfer agent and representative of the Trustee in Argentina (“HSBC Bank Argentina”).
     In that capacity, we have reviewed originals or copies of the following documents:
(a)	the Registration Statement,

(b)	the Prospectus,

(c)	the Indenture,

(d)	the first supplemental indenture dated December 18, 2006 (the “First Supplemental Indenture”) among the Bank, HSBC Bank USA and HSBC Bank Argentina related to the issuance of the Outstanding Notes,

(e)	the Outstanding Notes,

(f)	the form of Exchange Notes,

(g)	the resolution of the shareholders meeting of the company, dated September 1, 2006 which stated their intention to create the global medium-term note program for the issuance of notes in one or more series up to an aggregate principal amount at any time outstanding of US$400,000,000 (the “Program”)

(h)	the resolution of the Board of Directors of the Company passed on September 19, 2006 which authorized the execution of the Indenture, approved the offering circular which contains the relevant terms and conditions of the Program, and authorized the issuance of notes thereunder,

(i)	the certificate (acta de subdelegado) dated November 10, 2006 which established the terms and conditions applicable to the Notes not previously established in the Program and authorized the issuance of the Outstanding Notes.
     We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments. As to questions of fact material to this opinion, we have relied upon such certificates of the Company or of its respective officers or of public officials, and such matters of law, as we have deemed appropriate as a basis for the opinions hereinafter expressed. In rendering this opinion, we have assumed and have not independently verified (i) that the signatures on all the documents that we have examined are genuine, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents and records submitted to us as copies, (iv) the due organization and existence of each of the Trustee and Registrar, (v) the due authorization, execution and delivery of the Indenture and the Supplemental Indenture by each of the parties thereto, and that each of the Indenture, and (vi) the validity, binding effect and enforceability of the Indenture under the laws of the State of New York, United States of America.
     This opinion does not cover any questions arising under or relating to the laws of any jurisdiction other than Argentina, and therefore it does not cover any questions arising under the laws of the United States of America or any state or other political subdivision thereof or therein. Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the assumptions set forth above and the qualifications set forth below, we are of the opinion that:
1.	The Company has been duly incorporated and is validly existing corporation (sociedad anonima) under the laws of Argentina.

2.	The Company has the corporate power and capacity to execute and perform its obligations under the Indenture, the First Supplemental Indenture and the Exchange Notes.

3.	The Exchange Notes which replace the Outstanding Notes have been duly authorized, executed and delivered by the Company under the laws of Argentina and, when the Exchange Notes are exchanged for the Outstanding Notes as contemplated in the Registration Statement, assuming they have been duly authenticated on behalf of the Trustee in accordance with the indenture, will constitute legal, valid and binding obligations of the Company under Argentine law.

4.	The Indenture and the First Supplemental Indenture has been duly executed, authorized and delivered and constitutes the valid and legally binding obligations of the Company.
     The opinions and advice expressed in this opinion are provided solely for the benefit of the addressees in connection with the transactions contemplated by the Registration Statement and may not be used or relied upon by the addressees for any other purpose or by any other person for any purpose whatsoever, in each case without our prior written consent; and
     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the headings “Enforcement of Civil Liabilities” and “Legal Matters” in the Prospectus. We do not, by giving this consent or otherwise, concede that we are within the category of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated under the Securities Act, or that we are “experts” in relation to any matters relating to the Indenture, the Outstanding Notes, the Exchange Notes, the Exchange Offer, or the Registration Statement, other than those matters governed by the laws of Argentina.
     The foregoing opinions are subject to the following additional qualifications:
          (a) the opinions expressed in this letter are subject to the effect of (i) applicable bankruptcy, liquidation, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general applicability now or hereafter in effect relating to or affecting creditors’ rights generally and (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law);
          (b) we express no opinion on any section of the Indenture requiring a party to indemnify other parties against any loss incurred by them as a result of any judgment or order being given or made in a currency other than the currency in which payment is due under the Indenture or on the enforceability of rights of indemnity or contribution under the Indenture; and
          (c) this opinion speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this letter. Accordingly, any person relying on this letter at any time after the date hereof should seek advice of its counsel as to the proper application of this letter at such time.
Very truly yours,

/s/  Matías Olivero Vila

Bruchou, Fernández Madero & Lombardi

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